Exhibit 1 to 6-K March 2003

                            TRIBAND ENTERPRISE CORP.
                                 (the "Company")
             Vancouver, BC March 08, 2003. TSX Venture Symbol "TRD"
                   FOR IMMEDIATE RELEASE OTCBB Symbol "TRDBF"

                        PRIVATE PLACEMENT NOT PROCEEDING

The Company announces that the non-brokered private placement announced on February 7, 2003 is not proceeding at this time.

ON BEHALF OF THE BOARD
"Gary Freeman"
President

THE TSX Venture Exchange HAS NEITHER APPROVED NOR DISAPPROVED THE CONTENT OF THIS NEWS RELEASE

For further information, please contact Gary Freeman, President, (604) 331-0096